UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


November 25, 1997
(Date of earliest event reported)

Commission file number:  0-20704

                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)

           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)

                         (303) 271-7000
      (Registrant's telephone number, including area code)


Item 5.  Other Events

On November 25, 1997, ACX Technologies, Inc. issued the following press release.

      ACX TECHNOLOGIES, INC. TO ACQUIRE BRITTON GROUP plc

     Golden, Colorado -- November 25, 1997 -- ACX Technologies, Inc. (NYSE:ACX) today announced a cash offer of (pounds)1.40 per common share and (pounds)1.00 per convertible share, or approximately $335 million, to purchase the entire issued share capital of Britton Group plc (LSE:BGP). The assumption of debt and other transaction costs bring the estimated total to $420 million. The proposed acquisition has the unanimous support of Britton Group's board of directors, and would nearly double the size of ACX's Graphic Packaging Corporation, a specialty manufacturer of folding cartons and flexible packaging.

     Britton Group plc, headquartered in London, is an international packaging group operating through two principal divisions: cartons and plastics, with 1996 operating profit before tax of (pounds)20.4 million ($34.5 million) on revenues of (pounds)221.7 million ($374.7 million). The cartons division, Universal Packaging Corporation, is a non-integrated manufacturer of folding cartons in the United States, with capabilities in design, printing and manufacture of multi-color folding cartons. The proposed acquisition would add six state of the art facilities to Graphic Packaging, with new technologies including rotary die cutting, electron beam curing and web-fed offset printing. Universal Packaging Corporation's customers include blue ribbon companies with strong market positions in frozen and dried foods, new markets to Graphic Packaging. The plastics division of Britton Group includes the extrusion, conversion and printing of polyethylene into films and bags for industrial customers.

     Commenting today on the acquisition, Jeff Coors, President of ACX Technologies and Graphic Packaging Corporation, said "Graphic Packaging's strategy is to grow internally as well as through strategic acquisitions. With the acquisition of Britton Group, Graphic Packaging will become the fourth largest producer of folding cartons in the United States." Mr. Coors continued, "Over the last couple of years, Britton Group has made capital investments of over $80 million in UPC for modernized, cost efficient facilities. Their strong cash flow and potential for earnings growth in 1998 should make this transaction non-dilutive to ACX in the first year."

     ACX Technologies, Inc., through its two primary businesses, applies innovative technology to manufacture value-added industrial products. Graphic Packaging Corporation is a specialty packaging manufacturer that produces high performance folding cartons, rollstock and laminations, and flexible packaging. Coors Ceramics Company provides enabling technology through advanced technical ceramics and other engineered materials.

     Certain statements in this press release constitute "forward-looking statements" which involve uncertainties and factors that may cause actual results to be materially different from those that may be implied by any forward-looking statements contained in this press release. Specifically, 1) the acquisition of Britton Group plc is dependent upon meeting the regulations established in the United Kingdom and the expiration or early termination of the Hart-Scott-Rodino waiting period in the United States, 2) meeting conditions of the offer and acceptances by
Britton  Group's  shareholders  and,  3)  the  ability  for   the
acquisition to be non-dilutive is dependent upon achieving the estimated 1998 earnings for the Britton Group plc and ACX Technologies, Inc. This should not be interpreted to mean that
earnings  will  necessarily  be  greater  than  those   for   any
preceeding financial period.

     A conference call  to  discuss  the  details  of  this press release  is  scheduled  for Tuesday,  November 25,  1997  at 12pm
Eastern  Time.    Interested   parties  are   invited   to   call
(212) 676-5386 to be connected.

     Throughout  this document an exchange rate  of  (pounds)1  =
US$1.69, as quoted in the Financial Times on November 24, 1997, has been used for illustrative purposes only.

     The  offer will not be made, directly or indirectly,  in  or into or by the use of mail, or any means of instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of the United States, its possessions or territories or any subject to its jurisdiction or any political subdivision thereof, nor is it being made in Canada, Japan or Australia.



                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        ACX TECHNOLOGIES, INC.

                                        By:/s/ Beth A. Parish
                                        -------------------------
                                        (Controller and Principal
                                        Accounting Officer)